Exhibit 99.1

P R E S S   R E L E A S E

Autoliv Expands Active Safety Capability

(Stockholm, July29, 2008) --- Autoliv Inc. (NYSE: ALV), the worldwide leader in automotive safety, has agreed to acquire the automotive radar sensors business of Tyco Electronics Ltd. (NYSE: TEL) for US$42 million.

Considered one of the market-leading suppliers of automotive radar sensors in the world, the business that Autoliv intends to acquire, is a “carve-out” of the Radio Frequency and Subsystems business unit within Tyco Electronics. This part of the business unit designs and manufactures active radar proximity and attribute sensor systems used in vehicle driver assist and safety applications for the global automotive market -- and is the development partner of Daimler for automotive radar sensor technology. Existing customers include BMW and Chrysler along with other non OEM customers.

Based in Lowell, Massachusetts, USA and Schweinfurt, Germany, the business includes approximately 115 highly specialized technical, commercial and manufacturing employees who will support the activities required to intensify Autoliv’s efforts in the growing automotive active safety market.

This acquisition will enable Autoliv to leverage existing customer relationships and safety system capability to increase its strong market position in automotive safety electronics and immediately become one of the largest suppliers of automotive radar products in the world.

"This strategic acquisition is another key step to demonstrate our commitment to active safety while providing advanced yet affordable technology to our customers and addressing the safety desires of the consumer," said Mr. Jan Carlson, President and CEO of Autoliv. “As the automotive industry shifts towards smaller vehicles, it will be increasingly important to design vehicles to avoid a crash altogether, while improving fuel efficiency”, added Mr. Carlson. “The pace could also be accelerated considering recent developments in the cost of fuel and the recently updated New Car Assessment Programs (NCAP) in both Europe and the United States.  In Europe, a ‘Beyond NCAP’ protocol has been introduced to promote advanced safety systems and in the U.S.' NHTSA will begin to include Crash Avoidance Technology in their Star-Rating information starting in 2009”.

The technology and intellectual property included in the transaction includes short-, medium- and long-range radar products. Automotive safety system applications for this technology include blind spot detection, lane change assist, adaptive cruise control, collision mitigation by braking and side pre-crash sensing, along with back-up and park assist functions.

It is Autoliv’s expectation that the sales of the acquired business will approach $100 million within three years and that this acquisition should not materially impact Autoliv's earnings in 2008. In 2009, Autoliv expects the business will have an accretive earnings per share effect and should be accretive to operating margin and return on capital in 2010. The deal is expected to close by the end of September 2008, assuming all regulatory approvals are obtained.

Inquiries:
Jan Carlson, President and CEO, Autoliv inc. Tel +468-587 20 656
Steve Rodé, President Autoliv Electronics, Tel +313-617-7573
Ray Pekar, Director Business Development and Investor Relations, Tel +519-973-3799

Headquartered in Stockholm, Autoliv Inc. develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with 42,000 employees in 30 vehicle-producing countries. In addition, the company has technical centers in nine countries around the world, including 20 test tracks, more than any other automotive safety supplier. Sales in 2007 amounted to US $6.8 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the Stockholm Stock Exchange (SSE: ALIV). For more information about Autoliv, please visit our company website at www.autoliv.com.

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and wireless systems, with 2007 sales of $13.0 billion to customers in more than 150 countries.  The company designs, manufactures and markets products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics.  With over 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is its customers’ advantage.  More information on Tyco Electronics can be found at www.tycoelectronics.com.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.